Exhibit 99.1

News Release For further information, please contact:

5790 Widewaters Parkway, DeWitt, N.Y. 13214	Marya Burgio Wlos, EVP & Chief Financial Officer
Office: (315) 299-2946

Community Bank Accelerates Greater Lehigh Valley PA Expansion

SYRACUSE, N.Y. — June 25, 2025 — Community Bank, N.A. (“Community Bank”), a subsidiary of Community Financial System, Inc. (NYSE: CBU), announced today it has entered into a Purchase and Assumption Agreement with Santander Bank, N.A. (“Santander Bank”) to acquire seven branch locations in the Allentown, PA area as well as certain branch related loans and deposits. In addition, Community Bank will purchase related wealth management relationships. The transaction is expected to close during the fourth quarter of 2025 subject to customary regulatory approval. All branches will remain open and all employees will be offered continued employment.

The transaction accelerates Community Bank’s de novo expansion in the Greater Lehigh Valley and complements its existing commercial and consumer lending presence in the market. The acquisition, together with Community Bank’s existing branches in the market and its pending de novo locations, brings Community Bank’s total retail locations in the Greater Lehigh Valley to 12, resulting in a Top 5 market position.

Community Bank anticipates assuming approximately $600 million in deposits and purchasing approximately $33 million in branch-related loans. Community Bank will pay a deposit premium of 8.0%, or approximately $48 million, in estimated cash consideration to Santander Bank for the branch assets and liabilities. Community Financial System, Inc. expects the transaction to be slightly accretive to earnings.

Lazard Frères & Co served as financial advisor, and Luse Gorman, PC served as legal advisor to Community Financial System, Inc. Ambassador Financial Group also assisted Community Financial System, Inc. in this Lehigh Valley expansion.

For more information on Community Bank’s checking and savings accounts, credit cards, mortgages, personal and business loans, and financial planning, visit cbna.com. Better banking starts with trust, and Community Bank is honored to have been consistently ranked as one of America’s Best Banks by Forbes magazine.

Community Bank, N.A. is a Member FDIC and Equal Housing Lender.

About Community Financial System, Inc.

Community Financial System, Inc. (the “Company”) is a diversified financial services company focused on four main business lines: banking, employee benefit services, insurance services and wealth management services. Its banking subsidiary, Community Bank, N.A., is among the country’s 100 largest banking institutions, with over $16 billion in assets, and operates approximately 200 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont and Western Massachusetts. The Company’s Benefit Plans Administrative Services Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. The Company’s OneGroup NY, Inc. subsidiary is a top 66 U.S. insurance agency. The Company also offers comprehensive financial planning, trust administration and wealth management services through its Nottingham Financial Group operating unit. The Company is listed on the New York Stock Exchange and trades under the symbol CBU. For more information about Community Bank and Community Financial System, visit cbna.com or communityfinancialsystem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to or resulting from current and future economic and market conditions, including the effects on CRE and housing or vehicle prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, tariffs and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the potential adverse effects of unusual and infrequently occurring events; litigation and actions of regulatory authorities; management’s estimates and projections of interest rates and interest rate policies; the effect of changes in the level of checking, savings, or money market account deposit balances and other factors that affect net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; ability to contain costs in inflationary conditions; the effect on financial market valuations on CBU’s fee income businesses, including its employee benefit services, wealth management services, and insurance services businesses; the successful integration of operations of its acquisitions and performance of new branches; competition; changes in legislation or regulatory requirements, including capital requirements; and the timing for receiving regulatory approvals and completing merger and acquisition transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its annual, periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under the “Risk Factors” section of such reports filed with the SEC and available on CBU’s website at www.communityfinancialsystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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